Exhibit 10.1

MAC-GRAY CORPORATION

LONG TERM INCENTIVE PLAN

1.             Purpose.  This Plan is intended to create incentives for certain executive officers and key employees of the Company and any Subsidiary to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company.  It is further the intent of the Company that awards made under this Plan be used to achieve the twin goals of (i) aligning executive incentive compensation with increases in stockholder value over the long term, and (ii) using equity compensation as a tool to retain executive officers and key employees.  In furtherance of the goals, it is the intention of the Company that, except in limited circumstances, fifty percent (50%) of each Award made under this Plan will be made in the form of restricted stock and the remaining fifty percent (50%) in the form of stock options.

2.             Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth below:

2.1           “Annual Target Award” shall mean, for any Participant, a percentage of his or her base salary at the beginning of each Fiscal Year.

2.2           “Committee” shall mean those members of the Compensation Committee of the Board of Directors of the Company who are “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.3           “Company” shall mean Mac-Gray Corporation.

2.4           “Effective Date” shall mean February 27, 2006.

2.5           “Fiscal Year” shall mean the fiscal year of the Company, which is the 12-month period ending December 31 of each year.

2.6           “Participant” shall mean any executive officer or key employee recommended by the Chief Executive Officer and approved by the Committee pursuant to Section 4 to participate herein.

2.7           “Performance Measure” shall mean, for any Fiscal Year, (a) the Company’s earnings before interest, taxes, depreciation and amortization

(EBITDA) for such Fiscal Year, less (b) the Company’s interest expense and capital expenditures for such Fiscal Year, as determined by reference to the Company’s audited financial statements for such Fiscal Year.

2.8           “Plan” shall mean the Mac-Gray Corporation Long Term Incentive Plan, as amended from time to time.

2.9           “Stock” shall mean the common stock, par value $.01 per share, of the Company.

2.10         “Stock Option Plan” shall mean the Mac-Gray Corporation 2005 Stock Option and Incentive Plan, as amended or amended and/or restated from time to time.

2.11         “Subsidiary” shall mean any corporation or other entity in which the Company has a controlling interest, either directory or indirectly.

3.             Administration.  The Committee shall have sole discretionary power to determine the target amount for the Performance Measure each year, to interpret the provisions of this Plan, to administer and make all decisions and exercise all rights of the Company with respect to this Plan.  The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of the Annual Target Awards for Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan.  The Committee’s exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

4.             Eligibility.  For each Fiscal Year, those executive officers and key employees recommended by the Chief Executive Officer and approved by the Committee shall be Participants.  The selection of an individual to be a Participant in any one Fiscal Year does not entitle the individual to be a Participant in any other Fiscal Year.

5.             Annual Target Awards.  The Committee shall determine the Annual Target Award for each Participant.  It is expected that 50 percent of the value of the Annual Target Award shall be awarded annually in the form of stock options and 50 percent of the value of the Annual Target Award shall be awarded annually in the form of restricted stock.  Value for this purpose shall mean (a) in the case of stock options, the Black-Scholes value of such stock options, and (b) in the case of restricted stock, the number of shares subject to the award multiplied by the average closing price of the Stock for the ten trading days immediately preceding the award date.  Stock options shall have an exercise price equal to the fair market value of the Stock on the date of grant and shall become exercisable over a three-year period, at the rate of 33 1/3  percent each year, subject to continued employment of the Participant by the Company or a Subsidiary.  The restricted stock awards shall become vested over a three-year period, at the rate of 33 1/3 percent each year, subject to both (x) continued employment of the Participant by the Company or a Subsidiary and (y) the Company meeting or exceeding the Performance Measure annual target amount established by the Committee for the applicable Fiscal Year.  In view of the Chief Executive Officer’s significant ownership position in the Stock, he shall have the right to receive a cash award in lieu of a restricted stock award, such that 50 percent of the value of his Annual Target Award shall be awarded in the form of stock options and up to 50 percent of the value of his Annual Target Award shall be awarded in cash.  The amount of the cash award shall equal the closing price of the Stock on the trading date immediately preceding the applicable vesting date multiplied by the number of shares of Stock that would have vested on such date to the Chief Executive Officer if his award had been in the form of restricted stock.  The Committee shall have full discretion to modify the Performance Measure target amount for any Fiscal Year at any time, including without limitation to take into account any acquisitions or other corporate transactions occurring during such Fiscal Year.

6.             Forfeiture.  Unless otherwise determined by the Committee, a Participant whose employment with the Company terminates for any reason prior to fulfilling the vesting requirements for his or her stock options and restricted stock award hereunder shall forfeit all rights to his or her stock options and restricted stock that remain unvested on his or her termination date.

7.             Amendment or Termination of Plan.  The Compensation Committee may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the Participants, in any material adverse way affect the rights of a Participant with respect to benefits earned prior to the date of amendment or termination.

8.             Limitation of Company’s Liability.  Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person.  The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan.  Any benefits which become payable hereunder shall be paid from the general assets of the Company.  No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

9.             Withholding of Tax.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.  Withholding can be made in the form of Stock up to the minimum withholding amount.

10.           Assignability.  Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

11.           No Contract for Continuing Services.  This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

12.           Governing Law.  This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

13.           Non-Exclusivity.  The Plan does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Measure used under the Plan.  In addition, executives not selected to participate in the Plan may participate in other plans of the Company.